===============================================================================


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Schlumberger, Ltd.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

SCHLUMBERGER

Schlumberger Limited
277 Park Avenue
New York, New York 10172-0266

  ------------

42, rue Saint-Dominique
75007 Paris, France

  ------------
Parkstraat 83,
2514 JG The Hague,
The Netherlands

               NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                           To Be Held April 14, 1999

                                                                 March 10, 1999

  The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 14, 1999 at 10:30 in the morning (Curacao time), for the following purposes:

1.  To elect 12 directors.

2. To report on the course of business during the year ended December 31, 1998, to approve the Company's Consolidated Balance Sheet as at December 31, 1998, its Consolidated Statement of Income for the year ended December 31, 1998, and the declaration of dividends by the Board of Directors as reflected in the Company's 1998 Annual Report to Stockholders.

3. To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 1999.

Action will also be taken upon such other matters as may come properly before the Meeting.

  The close of business on February 24, 1999 has been fixed as the record date for the Meeting. All holders of Common Stock of record at that time are entitled to vote at the Meeting.

                                              By order of the Board of
                                              Directors,

                                                  JAMES L. GUNDERSON
                                                       Secretary

                                PROXY STATEMENT

                                                                 March 10, 1999

  This statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (the "Company") of proxies to be voted at the 1999 Annual General Meeting of Stockholders (the "Meeting"). The approximate mailing date of this Proxy Statement is March 10, 1999. Business at the Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the Meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

  The Company's 1998 Annual Report to Stockholders (the "Report") has been mailed under separate cover. The Company's Consolidated Balance Sheet as at December 31, 1998, its Consolidated Statement of Income for the year ended December 31, 1998 and the supplemental financial information with respect to dividends included in the Report are incorporated by reference as part of this proxy soliciting material.

  The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $9,500 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

  Each stockholder of record at the close of business on February 24, 1999 is entitled to one vote for each share registered in such stockholder's name. On that date there were 546,364,592 outstanding shares of Common Stock of the Company (excluding 119,338,446 shares held in treasury).

  Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the Meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the Meeting.

  Shares cannot be voted at the Meeting unless the owner of record is present in person or is represented by proxy. The Company is incorporated in the Netherlands Antilles and, as required by the laws thereof and the Company's Deed of Incorporation, meetings of stockholders must be held in Curacao. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the Meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                           1. Election of Directors

  It is intended to fix the number of directors at 12 and to elect a Board of 12 directors, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders. Unless instructed otherwise, the proxies will be voted for the election of the 12 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

  A majority of the votes cast is required to elect each of the nominees for director.

  The Board of Directors Recommends a Vote FOR All Nominees.

  The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                           Nominee, Age and                            Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
DON E. ACKERMAN, 65; Private Investor since 1991 (1).................    1982
D. EUAN BAIRD, 61; Chairman and Chief Executive Officer since October
 1986 (2)............................................................    1986
JOHN DEUTCH, 60; Institute Professor, Massachusetts Institute of
 Technology, Cambridge, Massachusetts since January 1997; Director of
 U.S. Central Intelligence May 1995 to December 1996; Deputy
 Secretary of Defense April 1994 to May 1995; Under Secretary of
 Defense (Acquisition and Technology) March 1993 to 1994; Institute
 Professor, Provost 1985-1990 and Dean of Science 1982-1985,
 Massachusetts Institute of Technology; Director of Schlumberger
 Limited, May 1987 to 1993 (3).......................................    1997
VICTOR E. GRIJALVA, 60; Vice Chairman since April 1998; Executive
 Vice President, Oilfield Services from 1994 to April 1998; from 1992
 to 1994, Executive Vice President for Wireline, Testing & Anadrill..    1998
DENYS HENDERSON, 66; Chairman, The Rank Group Plc., a diversified leisure services concern, since March 1995; Chairman, Dalgety PLC,
 January 1997 through December 31, 1998; Chairman, Zeneca Group PLC,
 June 1993 to May 1995; Chairman, Imperial Chemical Industries PLC
 ("ICI"), June 1993 through April 1995; Chairman and Chief Executive
 officer, ICI, April 1987 to June 1993, all in the United Kingdom ...    1995

                           Nominee, Age and                            Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
ANDRE LEVY-LANG, 61; Chairman of the Executive Board of Paribas, an
 international banking group, since May 1998; Chairman of the Board of Management of Compagnie Financiere de Paribas, an international banking group, from June 1990 until May 1998; Chairman of the Board of Management of Banque Paribas, a subsidiary of Compagnie
 Financiere de Paribas, from 1991 until May 1998; Chairman of the
 Board of Management of Compagnie Bancaire 1989 to 1993; Chairman of
 the Supervisory Board of Compagnie Bancaire from 1993 until May
 1998, all in Paris. In May 1998, Compagnie Financiere de Paribas,
 Banque Paribas and Compagnie Bancaire merged to become Paribas, the new entity of which he is now Chairman of the Executive Board.
 (4).................................................................    1992
WILLIAM T. McCORMICK, JR., 54; Chairman and Chief Executive Officer,
 CMS Energy Corp., a diversified energy company, Dearborn, Michigan
 (5).................................................................    1990
DIDIER PRIMAT, 54; President, Primwest Holding N.V., an investment
 management company, Curacao, N.A. (6)...............................    1988
NICOLAS SEYDOUX, 59; Chairman and Chief Executive Officer, Gaumont, a
 French film- making enterprise, Paris (6)...........................    1982
LINDA GILLESPIE STUNTZ, 44; Partner, law firm of Stuntz, Davis &
 Staffier P.C., Washington, D.C., since February 1995; Partner, law firm of Van Ness Feldman, P.C., Washington, D.C. March 1993 to
 February 1995 (7)...................................................    1993
SVEN ULLRING, 63; President and Chief Executive Officer, Det Norske
 Veritas which provides safety, quality and reliability services to
 maritime, offshore and other industries, Hovik, Norway..............    1990
YOSHIHIKO WAKUMOTO, 67; Adviser to Toshiba Corporation, a technology company centered on electronics and energy, since July 1996; member of Board of Toshiba Corporation from July 1988 to June 1996; from
 July 1992 to June 1996, Executive Vice President of Toshiba with responsibility for corporate planning, group companies and
 information systems (1992 to 1995), and international affairs
 (1996), all in Tokyo (8)............................................    1997

--------
(1) Mr. Ackerman is also Chairman of the Board and a member of the Audit Committee of Genicom Corporation, which is in the business of computer printers and computer related services.

(2) Mr. Baird is also a director of Paribas, Paris, France. He is a trustee of Haven Capital Management Trust.

(3) Mr. Deutch is also a director of Citigroup, which is in banking and insurance; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components; ARIAD Pharmaceuticals, which is engaged in the discovery and development of novel pharmaceuticals based on signal transaction pathways and the genes that regulate them, and of Raytheon Corporation, a maker of electronics. He is also a director of the Sandia National Laboratories in New Mexico.

(4) Mr. Levy-Lang is also a director and member of the Compensation Committee of Elf-Aquitaine, a producer of oil, gas and chemicals. On January 4, 1996, Mr. Levy-Lang was notified by a French judge that he was placed under official investigation ("mise en examen") as part of an ongoing inquiry regarding irregularities uncovered in the 1991 financial statements of Ciments Francais, S.A., which was at that time a subsidiary of Compagnie Financiere de Paribas.

(5) Mr. McCormick is also a director of Bank One, Inc., a regional bank holding company, and Rockwell International Inc., a diversified producer of, among others, electronic, industrial automation and avionics products.

(6) Mr. Primat and Mr. Seydoux are cousins.

(7) Mrs. Stuntz is also a director of American Electric Power Company, Inc., an electric and power holding company, at which company she is a member of the Finance and Directors Committees and is the Chair of the Public Policy Committee.

(8) Mr. Wakumoto is Vice President of The Japan Foundation and Executive Director of its Center for Global Partnerships.

Security Ownership of Certain Beneficial Owners and Management

  Following are the shares of the Company's Common Stock beneficially owned as of January 31, 1999 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each named individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 1999, no nominee for director owned more than 1% of the outstanding shares of the Company's Common Stock, except Mr. Primat who owned 4.5%. All 23 directors and executive officers as a group owned 5.3% of the outstanding shares of the Company at January 31, 1999.


    Name                                                           Shares
    ----                                                         ----------
Don E. Ackerman.................................................      2,000
D. Euan Baird...................................................  1,941,955(1)
John Deutch.....................................................      3,600(2)
Andrew Gould....................................................    174,000(3)
Victor E. Grijalva..............................................    623,024(4)
Denys Henderson.................................................      5,000
Andre Levy-Lang.................................................      4,000
Arthur Lindenauer...............................................    188,091(5)
William T. McCormick, Jr........................................     10,000
Irwin Pfister...................................................    160,635(6)
Didier Primat................................................... 24,556,236(7)
Nicolas Seydoux.................................................    251,524(8)
Linda Gillespie Stuntz..........................................      5,000(9)
Sven Ullring....................................................      3,172
Yoshihiko Wakumoto..............................................      1,000
All directors and executive officers as a group (23 persons).... 28,974,883(10)

--------
(1) Includes 1,390,000 shares which are deemed to be beneficially owned by Mr. Baird because he has the right to acquire such shares within 60 days through the exercise of stock options.

(2) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.

(3) Includes 160,000 shares which are deemed to be beneficially owned by Mr. Gould because he has the right to acquire such shares within 60 days through the exercise of stock options.

(4) Includes 600 shares owned by Mr. Grijalva's daughter, as to which he disclaims beneficial ownership, and 504,000 shares which are deemed to be beneficially owned by him because he has the right to acquire such shares within 60 days through the exercise of stock options.

(5) Includes 162,000 shares which are deemed to be beneficially owned by Mr. Lindenauer because he has the right to acquire such shares within 60 days through the exercise of stock options.

(6) Includes 160,000 shares which are deemed to be beneficially owned by Mr. Pfister because he has the right to acquire such shares within 60 days through the exercise of stock options.

(7) Includes 560,000 shares as to which Mr. Primat shares investment power, 13,996,136 shares held by Mr. Primat as Executor of the Estate of Francoise Primat as to which he has sole voting and investment power, and 5,000,000 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.

(8) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.

(9) Includes 3,000 shares as to which Mrs. Stuntz shares voting power.

(10) Includes 3,230,126 shares which are deemed to be beneficially owned by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

Board and Committees

  The Company has an Audit, a Compensation, a Finance and a Nominating
Committee.

  The Audit Committee assesses and monitors the corporate control environment and recommends for appointment by the Board of Directors subject to approval by the stockholders a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company. The Committee confers with the independent accountants and periodically reports to and advises the Board concerning the scope of the independent accountants' examinations and similar matters relating to the Company's accounting practices and internal accounting controls. The Committee also advises the Board concerning the fees of the independent accountants. Mr. Ullring is Chairman of the Audit Committee, and Messrs. Ackerman and Levy-Lang and Mrs. Stuntz are the other members.

  The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. Ackerman is Chairman of the Compensation Committee. Sir Denys Henderson and Messrs. McCormick and Seydoux are the other members.

  The Finance Committee advises on various matters including dividend and financial policies, the borrowing of money, the purchase and sale of securities and the investment and reinvestment of surplus funds. The Committee periodically reviews the administration of the employee benefit plans of the Company and its subsidiaries. Messrs. Baird, Deutch, Grijalva, Levy-Lang, Primat and Wakumoto are the members of this Committee.

  The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. Also, the Committee may recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies on the Board. Mr. McCormick is Chairman of this Committee, and Messrs. Baird, Seydoux and Ullring are the other members. The Nominating Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to Chairman, Nominating Committee, care of the Secretary, Schlumberger Limited, 277 Park Avenue, New York, New York 10172-0266.

  During 1998 the Board of Directors held four meetings. The Audit Committee met three times; the Compensation Committee met four times; the Finance Committee met twice, and the Nominating Committee met once. All present directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees of the Board on which such directors served.

  Directors who are employees of the Company do not receive compensation for serving on the Board or Committees of the Board. Board members who are not employees receive annual fees of $40,000 each and additional annual fees of $10,000 as members of each of the Committees on which they serve, except that the Chairmen of the Audit, Compensation and Nominating Committees each receive an annual fee of $20,000, rather than the $10,000 annual fee for Committee service.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table shows, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                          Long-Term
                                                         Compensation
                                                         ------------
                                                            Awards
                                                         ------------
                                Annual Compensation       Securities
        Name and              --------------------------  Underlying      All Other
   Principal Position    Year Salary($)(1)   Bonus($)(1)  Options(#)  Compensation($)(3)
   ------------------    ---- ------------   ----------- ------------ ------------------
D.E. Baird.............. 1998  1,500,000        600,000          0         270,000
 Chairman and            1997  1,500,000      1,500,000    500,000         323,000
 Chief Executive Officer 1996  1,100,000      1,100,000    300,000         231,000
V.E. Grijalva........... 1998    800,000        240,000          0         112,500
 Vice Chairman           1997    600,000        450,000    200,000         129,000
                         1996    600,000        425,000    200,000         108,350
A. Gould................ 1998    499,154(2)     152,284     40,000          63,198
 Executive Vice
  President,
 Oilfield Services
  Products
I. Pfister.............. 1998    500,000        150,000          0          72,000
 Executive Vice          1997    420,411        300,000    125,000          55,112
  President,
 Test & Transactions
A. Lindenauer........... 1998    500,000        100,000          0          69,750
 Executive Vice          1997    500,000        275,000     60,000          96,200
  President,             1996    500,000        260,000     80,000          83,600
 Finance

--------
(1) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan ("Restoration Savings Plan").
(2) Mr. Gould is paid in French francs.
(3) The 1998 amounts disclosed in this column include:
(a) Company contributions to Schlumberger's Profit Sharing Plans.
    Contributions are invested, and final amounts distributed depend on investment results.
(b) Company unfunded credits to the Schlumberger Supplementary Benefit
    Plan.
(c) Company unfunded matching credits to the Restoration Savings Plan.

                                                           (a)($) (b)($)  (c)($)
                                                           ------ ------- ------
   Mr. Baird.............................................. 14,400 170,400 85,200
   Mr. Grijalva........................................... 14,400  65,400 32,700
   Mr. Gould.............................................. 63,198     N/A    N/A
   Mr. Pfister............................................ 14,400  38,400 19,200
   Mr. Lindenauer......................................... 14,400  36,900 18,450

  The Company's matching credits under the Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or at age 60 or upon death or upon change of control. The amounts credited under the Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

  The following table sets forth certain information concerning stock options granted during 1998 by the Company to the Chief Executive Officer and the next four most highly compensated executive officers of the Company. In addition, there are shown hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options are granted over the ten-year term of the options. The actual gain, if any, realized upon exercise of the options will depend upon the market price of the Company's Common Stock relative to the exercise price of the option at the time the option is exercised. There is no assurance that the amounts reflected in this table will be realized.

                       Option Grants in Last Fiscal Year


                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                          Annual Rates of Stock
                                                                           Price Appreciation
                                        Individual Grants                    for Option Term
                         ------------------------------------------------ ---------------------
                           Number of     % of Total
                           Securities     Options
                           Underlying    Granted to  Exercise
                            Options     Employees in   Price   Expiration
                         Granted (#)(1) Fiscal Year  ($/SH)(2)    Date      5%($)      10%($)
          Name           -------------- ------------ --------- ---------- ---------- ----------
D. E. Baird.............          0          --          --          --          --         --
V. E. Grijalva..........          0          --          --          --          --         --
A. Gould................     40,000         3.04      78.375   4/15/2008   1,971,585  4,996,383
I. Pfister..............          0          --          --          --          --         --
A. Lindenauer...........          0          --          --          --          --         --

--------
(1) The Company has not granted any stock appreciation rights. These options become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation or prior to liquidation or dissolution of the Company unless such merger, reorganization or consolidation provides for the assumption of such stock options.

(2) The exercise price of the options is equal to the average of the high and the low per share prices of the Common Stock on the options' dates of grant and may be paid in cash or by tendering shares of Common Stock. Applicable tax obligations may be paid in cash or by the withholding of shares of Common Stock.

Stock Option Exercises
and December 31, 1998 Stock Option Value Table

  The following table sets forth certain information concerning stock options exercised during 1998 by the Chief Executive Officer and the next four most highly compensated executive officers of the Company and the number and value of unexercised options at December 31, 1998. The Company has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 1998 shown below are presented pursuant to Securities and Exchange Commission rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                      Number of
                                                     Securities     Value of
                                                     Underlying    Unexercised
                                                     Unexercised  in the Money
                                                     Options at    Options at
                                                     FY-End (#)   FY-End ($)(2)
                   Shares Acquired       Value      Exercisable/  Exercisable/
Name               on Exercises (#) Realized ($)(1) Unexercisable Unexercisable
----               ---------------- --------------- ------------- -------------
D. E. Baird.......           0               --       1,310,000/   18,914,090/
                                                        690,000     4,391,810
V. E. Grijalva....      40,000         1,060,000        454,000/    6,235,278/
                                                        316,000     2,214,852
A. Gould..........           0               --         148,000/    2,054,564/
                                                        132,000       605,996
I. Pfister........           0               --         140,000/    1,689,219/
                                                        166,000       871,122
A. Lindenauer.....           0               --         146,000/    2,029,974/
                                                        104,000       757,496

--------
(1) Market value of stock on date of exercise less exercise price.

(2) Closing price of stock on December 31, 1998 ($46.375) less exercise price.

Employment Agreement

  Effective January 1, 1999, Mr. Lindenauer assumed a new part-time position as Chairman of Schlumberger Technology Corporation, the Company's United States subsidiary. His employment agreement with the Company provides for annual compensation of $375,000 and will expire on April 30, 2002 when he will retire. Mr. Lindenauer will participate in the Company's employee benefit plans other than vacation, severance programs and the annual cash incentive awards program.

Pension Plans

  The Company and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of these plans also permit or require contributions by employees.

  Benefits under the International Staff Pension Plans of the Company and certain of its subsidiaries (the "International Plans") are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the participant participates in the International Plans and the participant's length of service with the Company or any subsidiary. From January 1, 1993, the benefit earned is 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from the International Plans payable upon retirement are $ 33,714 for Mr. Baird; $57,139 for Mr. Grijalva; and $276,439 for Mr. Gould assuming pensionable salary continues at the December 31, 1998 level for Mr. Gould.

  Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries (the "U.S. plans") are based on a participant's admissible compensation (generally, base salary plus incentive) for each year in which the participant participates in the U.S. plans and the participant's length of service with the Company or any subsidiary. From January 1, 1989, the benefit earned is 1.5% of admissible compensation for service prior to the participant's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan will be accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the U.S. plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the U.S. plans payable upon retirement are $16,066 for Mr. Gould, and, assuming admissible compensation continues at the December 31, 1998 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are $700,569 for Mr. Baird; $310,237 for Mr. Grijalva; $188,111 for Mr. Pfister, and $232,079 for Mr. Lindenauer.

Corporate Performance Graph

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock of the Company) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. The Company believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Company's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed in the Compensation Committee Report on Page 12.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                           SERVICES INDUSTRY INDEX**


             [THE FOLLOWING DATA WAS REPRESENTED BY A LINE GRAPH]


             Schlumberger           S&P 500        Industry Peer Index
             ---------------------------------------------------------

                                    DOLLARS
                                    -------

12/93            100                  100                 100

12/94             87                   97                 101

12/95            123                  139                 159

12/96            180                  171                 262

12/97            293                  229                 394

12/98            171                  294                 170


  Assumes $100 invested on December 31, 1993 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 1998 Oilfield Services Industry Index. Reflects month-end dividend reinvestment, and annual reweighting of the Industry Peer Index portfolio.

   * Total return assumes reinvestment of dividends.
  ** Fiscal year ending December 31.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Company's Board is comprised entirely of outside Directors who act on behalf of the Board to review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the Committee.

  Three programs continue to provide the core compensation vehicles for executive officers:

  --Base Salaries
  --Annual Cash Incentive Awards
  --Stock Option Grants

  For many years Schlumberger has emphasized career opportunities by recruiting from colleges and universities in countries where the Company works (more than 70 countries throughout the world), supporting mobility and maintaining highly competitive compensation programs which are based on an employee's contribution and potential rather than country of origin.

  Thus, the three programs noted above are applicable not only to executive officers but to thousands of managerial, professional and technical employees in the Company. At all levels, employees enjoy competitive base salaries. Cash incentive participation is added to the compensation package as employees advance, with the size of incentive opportunity as a percent of base salary increasing as one progresses in the organization.

  Within the first few years of employment, those with strong performance as well as outstanding future potential may be awarded stock option grants, which are discretionary in nature.

  In this way, an increasing portion of the successful employee's total compensation becomes leveraged against yearly results and Company long-term appreciation due to the expanding role played by cash incentives and stock options in the total compensation package.

  Many of the Company's subsidiaries also have profit sharing plans that provide annual deferred awards which reflect the results of the fiscal year for the subsidiary sponsoring the plan. These awards also tend to increase the portion of total compensation which is leveraged against business results.

  Base salaries are reviewed annually for competitiveness against a data base of comparator company information provided by outside compensation consultants. The companies in the data base reflect those broad industry segments in which the Company competes--- oil-related, high technology and high volume manufacturing. The companies in the data base may change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the data base at their own volition. The roster of companies in the data base used for executive officer base salary ranges is also used for professional and managerial employees of the Company throughout the world.

  While executive officer base salary levels are studied annually, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased only every three to five years, and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during the period of low inflation we have been experiencing.

  Consistent with this policy, there were two salary changes among the executive officers in 1998. Victor Grijalva's salary was increased on his being promoted to Vice Chairman of the Company and Andrew Gould's salary was increased on his promotion to Executive Vice President with responsibility for the Oilfield Services Products Group.

  The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Group). The Value Line companies do not constitute a source of recruits nor do they reflect all the industry segments in which the company operates.

  Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established early in the preceding calendar year.

  For all executive officers incentive awards are calculated as a percent of the base salary paid for the completed calendar year. The maximum percent varies among executive officer positions to reflect the differing levels of potential impact on Company results. For 1998, the incentive award ranges were:

  --0 to 100% for Mr. Baird
  --0 to 75% for Messrs. Grijalva, Gould and Pfister
  --0 to 60% for Mr. Lindenauer

For Mr. Pfister, 75% is a target which could be exceeded in a year of exceptional performance.

  One half of the incentive potential for each executive officer is a function of performance against specific numerical targets for the Company (Messrs. Baird and Lindenauer) or the business sector for which the executive officer was responsible (Messrs. Grijalva, Gould and Pfister) during the calendar year completed. The Company target is earnings per share; the business sector target is net income for the sector.

  The second half of the incentive potential is a reflection of performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. Achievement against objectives is determined subjectively.

  Downturns in the oil and semiconductor equipment industries adversely affected the incentive awards of the four named executives and, therefore, their total cash compensation for 1998 was at or below the median of available comparator market data.

  Stock option grants are periodically considered in a Company-wide review of those deemed eligible to receive an option grant. Such reviews are conducted every 18 months to two years. In addition, grants typically are awarded between general reviews to recognize promotions, substantial changes in responsibility and significant individual or team achievements.

  The Company's stock option program is unique in that grants are awarded on an entirely discretionary basis to individuals demonstrating exceptional performance in their current positions as well as the likelihood of continuing high quality performance in the future.

  Of the named executive officers, only Mr. Gould was awarded a stock option grant in 1998 in conjunction with his promotion to Executive Vice President, Oilfield Services Products Group.

  Messrs. Baird, Grijalva and Lindenauer received the final grants of their respective Schlumberger careers in 1997.

  The stock option grants awarded by the Company are uniform in their terms for executive officers as well as for all other optionees--10-year term, vesting in 20% steps at the first through fifth anniversary of grant date, and option price equal to fair market value on date of grant.

  Schlumberger has not granted below market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 1998 will result in any material loss of tax deduction for the Company. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

  The same data base of companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout the Schlumberger universe) is studied to consider the base salary of the Chief Executive Officer. The data base reflects the industry segments in which the Company operates, oil-related, high technology and high volume manufacturing.

  The Chief Executive Officer's salary remained at $1,500,000 during 1998.

  The potential cash incentive award for the Chief Executive Officer for 1998 was 100% of base salary. As with other executive officers with corporate responsibility, one half of this award potential was a measure of performance against targeted earnings per share for the Company. No payment was made on this half of the incentive award due to the downturns in the oil and semiconductor equipment industries.

  The second half of the award potential reflects the Committee's evaluation of Mr. Baird's performance against strategic objectives established early in 1998 for the calendar year. These included a continuing focus on the Company's core strengths to build for the future by acquiring Camco International, Inc. to more fully address the completions market in the oilfield sector, and by the sale of the retail petroleum systems business. Disclosure of specific measures applied to evaluate achievement of Mr. Baird's objectives could adversely affect the Company's competitive position.

  The total cash incentive awarded Mr. Baird for 1998 performance was $600,000. In combination with base salary, this placed him at the median of available comparator market data.

  In 1998, Mr. Baird received no stock option grant since the grant awarded in 1997 was intended by the Committee to be his last grant before retirement.

  Mr. Baird has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
BOARD OF DIRECTORS

      Don E. Ackerman, Chairman                  William T. McCormick Jr.
      Denys Henderson                            Nicolas Seydoux

                            2. Financial Statements

  The Company's Consolidated Balance Sheet as at December 31, 1998, its Consolidated Statement of Income for the year ended December 31, 1998, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 1998 are submitted to the stockholders pursuant to the Deed of Incorporation of the Company

  A majority of the votes cast is required for the approval of the financial results as set forth in such financial statements and of the declaration of dividends by the Board of Directors reflected in the Company's 1998 Annual Report.

  The Board of Directors Recommends a Vote FOR Item 2.

                          3. Appointment of Auditors

  In 1998 Price Waterhouse LLP, who served as auditors for the Company since its organization, merged with Coopers & Lybrand LLP to become PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year ending December 31, 1999. The Company's By-Laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the Meeting and will have the opportunity to make a statement and respond to questions.

  The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2000 Annual General Meeting

  In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the 2000 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266, no later than November 10, 1999. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote proxies with respect to shareholder proposals to be presented in person at the 2000 Annual General Meeting if the shareholder making the proposal has not given notice to the Company by January 25, 2000.

Other Matters

  Stockholders may obtain a copy of Form 10-K filed with the United States Securities and Exchange Commission without charge by writing to the Secretary of the Company at 277 Park Avenue, New York, New York 10172-0266.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

  Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                          By order of the Board of Directors,

                                                  James L. Gunderson
                                                      Secretary

New York, N.Y.
March 10, 1999

                                      SCHLUMBERGER






                                      NOTICE OF
                                      ANNUAL GENERAL MEETING
                                      OF STOCKHOLDERS
                                      AND
                                      PROXY STATEMENT
                                      APRIL 14, 1999






                                      ----------------------------------

                                      Please sign your proxy card and
                                      return it in the enclosed
                                      envelope so that you may be
                                      represented at the Meeting.

                                      ----------------------------------

                   Schlumberger Limited (Schlumberger N.V.)

            Proxy Solicitation on Behalf of the Board of Directors

                    Annual General Meeting of Stockholders


P        The undersigned, having received the Notice and Proxy Statement for the
     Annual General Meeting of Stockholders and the 1998 Annual Report to
R Stockholders, hereby appoints A.L.A. Bosnie, Jan A. Koning, and M.P. Webber-Dommisse and each of them, proxies, with the power of substitution,
O to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come
X before the Meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be
Y held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles on April 14, 1999, and at any adjournment or adjournments thereof.

     If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.


[ SEE REVERSE ]                                                [ SEE REVERSE ]
[    SIDE     ]   Continued and to be signed on reverse side   [    SIDE     ]

[ X ]  Please mark
       votes as in
       this example

    Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.
    Directors recommend a vote FOR items 1, 2 and 3.

    1. Election of 12 Directors

       Nominees:  D.E. Ackerman, D.E. Baird, J. Deutch, V.E. Grijalva
       D. Henderson, A. Levy-Lang, W.T. McCormick, Jr., D. Primat,
       N. Seydoux, L.G. Stuntz, S. Ullring, Y. Wakumoto

             FOR                         WITHHELD
             ALL    [   ]         [   ]  FROM ALL
          NOMINEES                       NOMINEES

          For, except vote withheld from the following nominees(s)

     [   ]________________________________________________________




                                                FOR     AGAINST    ABSTAIN
    2. Approval of Financials and Dividends    [   ]     [   ]      [   ]

    3. Approval of Auditors                    [   ]     [   ]      [   ]





    MARK HERE FOR THE ADDRESS CHANGE AND NOTE AT LEFT               [   ]


    Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.



Signature:_____________________________________ Date: ____________


Signature:_____________________________________ Date: ____________